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                                                                       EXHIBIT 5

July 2, 2001



PeopleSoft, Inc.
4460 Hacienda Drive
Pleasanton, CA 94588-3031

Re: PeopleSoft, Inc. Registration statement on Form S-8

Ladies and Gentlemen:

        At your request, we are rendering this opinion in connection with the proposed issuance (a) pursuant to the 2001 Stock Plan, of up to 6,000,000 shares of common stock, ("Common Stock"), of PeopleSoft, Inc., a Delaware corporation (the "Company"), (b) pursuant to the amended and restated 1989 Stock Plan, of up to 14,382,135 shares of Common Stock of the Company, and (c) pursuant to the 1992 Employee Stock Purchase Plan, of up to 4,314,640 shares of Common Stock of the Company.

        We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

        Based on such examination, we are of the opinion that (a) the 6,000,000 shares of Common Stock to be issued by the Company pursuant to the 2001 Stock Plan are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the 2001 Stock Plan, will be legally issued, fully paid and nonassessable, (b) the 14,382,135 shares of Common Stock to be issued by the Company pursuant to the 1989 Stock Plan are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the 1989 Stock Plan, will be legally issued, fully paid and nonassessable, and (c) the 4,314,640 shares of Common Stock to be issued by the Company pursuant to the 1992 Employee Stock Purchase Plan are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the 1992 Employee Stock Purchase Plan, will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8 and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion, as an exhibit or otherwise.

Very truly yours,



/s/ WILSON SONSINI GOODRICH & ROSATI
Professional Corporation